Exhibit 10.10

AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT

This Amended and Restated Change in Control Severance Agreement (as modified, amended or restated from time to time in the manner provided herein, this "Agreement") is by and between the individual employee named on the signature page below (the "Employee") and SPAR Group, Inc. (the "Corporation"). The Employee and the Corporation may be referred to individually as a "Party" and collectively as the "Parties".

The Parties are party to a Change in Control Severance Agreement dated as of the date listed on the signature page below (the "Existing CICSA"), which the parties desire to amend in accordance with the provisions of IRC §409A (as hereinafter defined), effective as of the date of the Existing CICSA.

In consideration of past, present and future employment by the Corporation, the mutual covenants below and other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged), and in order to amend, restate and completely replace the Existing CICSA, effective as of the date of the Existing CICSA, the Employee and Corporation hereby agree as follows:

Section 1. Introduction. The Employee is an officer of the Corporation or one of the SPAR Affiliates (as hereinafter defined). The Employee and the Corporation have entered into this Agreement in order to provide severance payments from the Corporation to the Employee under certain circumstances if, pending or following a Change in Control, the Employee leaves for Good Reason or is terminated other than in a Termination For Cause (as such terms are hereinafter defined). However, this Agreement is not intended, and shall not be deemed or construed, to create any employment term or period, and except as otherwise provided in any other written agreement with the Employee, the Employee acknowledges and agrees that the Employee's employment is "at will" and may be modified from time to time and terminated at any time by the Corporation in its discretion, for any reason or no reason, and without notice or benefit of any kind (other than any benefit expressly provided hereunder under the circumstances).

Section 2. Certain Definitions. Definitions shall be applicable equally to the singular and plural forms of the terms defined, each use of a neuter, masculine, feminine or plural pronoun shall be deemed to refer to the form of pronoun appropriate to the circumstance, and each other reference to or by gender shall include reference to each other or neuter gender appropriate to the circumstance, in each case as the context may permit or require. As used in this Agreement, the following capitalized terms and non-capitalized words and phrases shall have the meanings respectively assigned to them:

(a) "§162(m) Covered Officer" shall mean any "covered employee" under (and as defined in) IRC §162(m) for any taxable year (or portion thereof) of the Corporation if, and only if, the Employee's maximum "remuneration" (as defined in IRC§162(m)(4)(E)) could exceed $1,000,000 if the maximum amount payable under the Corporation's bonus proposal to the Employee for the year of the Employee's Separation from Service were included in such remuneration (as if all targets were satisfied).

(b) "Authorized Representative" shall mean, for the Corporation or any SPAR Affiliate for whom the Employee works, any of (i) the Board, (ii) the Chairman, (iii) any other executive officer of the Corporation or applicable SPAR Affiliate who directly or indirectly supervises or is responsible for the Employee or (iv) any other Representative of the Corporation or applicable SPAR Affiliate who directly or indirectly supervises or is responsible for the Employee and is authorized to do so by the Board, the Chairman or any such executive officer, in each case other than the Employee.

(c) "Beneficial Owner" shall mean any person who beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act), securities issued by the referenced corporation or other entity, whether directly or indirectly, and whether individually, jointly with any other person(s) or otherwise.

(d) "Board" shall mean the Board of Directors of the Corporation or (except for purposes of a Change in Control) the applicable SPAR Affiliate.

(e) "Chairman" shall mean the Chairman of the Corporation or applicable SPAR Affiliate.

(f) "Change in Control" shall mean any of the following:

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(i)
when any "person" or "group" (as contemplated in Sections 3(a)(9) and 13(d)(3), respectively, of the Securities Exchange Act), becomes a Beneficial Owner of a Majority of Voting Securities issued by the Corporation, in each case other than any acquisition of SPAR Securities (A) in any transaction covered by and exempted under clause (iv) of this definition, (B) by the Employee or any group of which the Employee voluntarily is a member, (C) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any SPAR Affiliate or (D) by any corporation or other entity if, immediately following such acquisition, the Beneficial Owners of a Majority of Voting Securities of the acquirer (or its ultimate parent) outstanding immediately after such event are either (1) the persons who were the Beneficial Owners of all or substantially all of the voting SPAR Securities immediately prior to such acquisition and in substantially the same proportions as their ownership immediately prior to such event, or (2) by Robert G. Brown and/or William H. Bartels;

(ii)
when individuals who are members of the Board as of the date hereof or who are added as hereinafter provided (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the then Incumbent Board shall thereafter be added (for the purposes hereof) as a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation of proxies or consents not by or on behalf of at least a majority of the then Incumbent Board;

(iii)
when any individual shall become the Chairman or Chief Executive Officer of the Corporation if such individual was not the Chairman or Chief Executive Officer of the Corporation or any of its subsidiaries as of January 1, 2007;

(iv)
any reorganization, merger or consolidation of the Corporation or any of its subsidiaries, in each case other than (A) any merger of any SPAR Affiliate (other than the Corporation) into the Corporation or any of its subsidiaries as the surviving entity, or (B) one in which all or substantially all of the Beneficial Owners' of the voting SPAR Securities immediately prior to such event are, immediately following such event, Beneficial Owners of a Majority of Voting Securities of either the Corporation or the surviving entity of a merger with the Corporation (or its ultimate parent), as the case may be, outstanding immediately after such event and in substantially the same proportions as their ownership immediately prior to such event;

(v)	the approval by the Corporation's Board or stockholders of a plan of complete liquidation of the Corporation; or

(vi)
any sale or other disposition by the Corporation of all or substantially all of its assets, in each case other than (A) any assignment or pledge of all or substantially all of the respective assets and properties of the Corporation and its subsidiaries to one or more lenders as security for their respective credit, indebtedness and guaranties, (B) any acquisition by the Corporation or any of its subsidiaries of the assets of any SPAR Affiliate (whether by assignment, merger, liquidation or otherwise), or (C) any transaction in which all or substantially all of the Beneficial Owners' of the voting SPAR Securities immediately prior to such event are, immediately following such event, Beneficial Owners of a Majority of Voting Securities of both the Corporation and the acquiring entity (or its ultimate parent) outstanding immediately after such event and in substantially the same proportions as their ownership immediately prior to such event;

provided, however, that it shall not constitute a Change in Control under clause (i), (ii), or (iv) of this defintion if and for so long as Robert G. Brown retains effective control of the Corporation and continues to be the Chairman of the Corporation.

More than one Change in Control may occur hereunder, and if more than one Change in Control has occurred, any reference to Change in Control shall mean the then most recent Change in Control preceding the Employee's Severance Termination (as hereinafter defined).

(g) "Good Reason" shall mean the occurrence of any of the following events:

(i)	the failure to elect or appoint, or re-elect or re-appoint, the Employee to, or removal or attempted removal of the Employee from, his position or positions with the Corporation or applicable SPAR

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Affiliate (except in connection with the proper termination of the Employee's employment by the Corporation by reason of death, disability or Termination For Cause);

(ii)	the assignment to the Employee of any duties materially inconsistent with the status of the Employee's office and/or position with the Corporation;

(iii)
any material adverse change in the Employee's title or in the nature or scope of the Employee's authorities, powers, functions or duties of the position(s) with the Corporation or applicable SPAR Affiliate;

(iv)	the willful delay by the Corporation or applicable SPAR Affiliate for more than ten (10) business days in the payment to the Employee, when due, of any part of his or her compensation;

(v)	a material reduction in the Employee's salary or benefits (other than a discretionary bonus);

(vi)	a failure by the Corporation to obtain the assumption of, and agreement to perform, this Agreement by any successor to the Corporation; or

(vii)
a change in the location at which substantially all of the Employee's duties with the Corporation are to be performed in any geographic location materially different from the location in which the Employee is currently performing substantially all of his or her duties (excluding those duties performed at home or on the road);

provided, however, that the appointment of a new Chief Executive Officer, or requiring the Employee to report to or be supervised by the new Chief Executive Officer (in whole or in part), shall not (without more) constitute Good Reason (other than where the Employee is the existing Chief Executive Officer); and provided, further, that Good Reason shall not be considered present unless both (A) the Employee provides written notice to the Corporation of the existence following a Change in Control of a Good Reason condition described above within a period not to exceed ninety (90) days of the initial existence of the Good Reason condition and (B) the Corporation does not remedy the condition within thirty (30) days after receipt of such notice (in which case the condition shall be considered not to have occurred and not to be a basis for a Severance Termination due to Good Reason). It is intended that "Good Reason" be construed, interpreted and administered as "good reason" (as defined in applicable regulation or other guidance) for purposes of IRC §409A.

(h) "IRC" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, all as in effect at the applicable time.

(i) "Majority of Voting Securities" shall mean securities of the referenced person representing more than fifty percent (50%) of the combined voting power of the referenced person's then outstanding securities having the right to vote generally in the election of directors, managers or the equivalent.

(j) "Protected Period" shall mean the last to occur of (A) the thirty-six month period commencing on the date hereof, and (B) the occurrence (even if after the expiration of such thirty-six month period) and expiration of the twenty-four month period commencing on the date of the relevant Change in Control. For the sake of clarity, a Protected Period based on a Change in Control shall restart with each new Change in Control during the Employee's employment with the Corporation or applicable SPAR affiliate (or their respective successors in any Change in Control, as applicable).

(k) "Representative" shall mean any subsidiary or other affiliate of the referenced person or any shareholder, partner, equity holder, member, director, officer, manager, employee, consultant, agent, attorney, accountant, financial advisor or other representative of the referenced person or of any of its subsidiaries or other affiliates, in each case other than the Employee.

(l) "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any corresponding or succeeding provisions of any applicable law (including those of any state or foreign jurisdiction), and the rules and regulations promulgated thereunder, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

(m) "Separation from Service" shall mean the Employee's "separation from service" in accordance with (and as defined in) IRC §409A(a)(2)(A)(i) with respect to the Employee's employment with the

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Corporation or applicable SPAR Affiliate (or their respective successors in any applicable Change in Control, as applicable). The Employee shall be presumed to have suffered such a "separation from service" even if the Employee continues to provide bona fide services after such termination or separation to the Corporation or any SPAR Affiliate (or their respective successors in any applicable Change in Control, as applicable), as an independent contractor or otherwise, so long as those services in the aggregate continue at a level that is less than 50% of the average level of those bona fide services performed during the immediately preceding 36-month period (or the entire employment period if less than 36 months).

(n) "Severance Payment Date" shall mean the first to occur of (i) the tenth business day following the Corporation's receipt of the Release it required under Section 3(a) duly executed by the Employee, provided that such day shall not be sooner than the first business day of the second calendar year if the required return period for such Release overlaps two calendar years, (ii) if the Corporation gives the Employee notice that it will not require a Release, the tenth business day following the giving of such notice, (iii) if the Corporation does not send a Release within the twenty-one day period required under Seciton 3(a), the tenth business day following the expiration of that period, or (iv) the day (or if not a business day, the immediately preceding business day) that is 2 ½ months after the date of the Severance Termination.

(o) "SPAR Affiliate" shall mean and currently includes (without limitation) each of the Corporation's direct and indirect subsidiaries (including, without limitation, SPAR Acquisition, Inc., SPAR Marketing, Inc., SPAR/Burgoyne Retail Services, Inc., SPAR, Inc., SPAR Marketing Force, Inc., SPAR Trademarks, Inc., SPAR Group International, Inc., SPAR/PIA Retail Services, Inc., SPAR Technology Group, Inc., SPAR All Store Marketing Services, Inc., SPAR Canada, Inc., SPAR Canada Company, Retail Resources, Inc., Pivotal Field Services, Inc., PIA Merchandising Co., Inc., Pacific Indoor Display Co. d/b/a Retail Resources, Pivotal Sales Company, and PIA Merchandising Ltd.), the Corporation's affiliates (including, without limitation, SPAR Marketing Services Inc., SPAR Management Services, Inc., and SPAR InfoTech, Inc.), and each other entity under the control of or common control with any of the foregoing entities, in each case whether now existing or hereafter acquired, organized or existing.

(p) "SPAR Group" shall mean the Corporation and all of the SPAR Affiliates.

(q) "SPAR Group Ethics Code" shall collectively mean the SPAR Group Code of Ethical Conduct for its Directors, Senior Executives and Employees Dated (as of) May 1, 2004, and the SPAR Group Statement of Policy Regarding Personal Securities Transactions in SGRP Stock and Non-Public Information Dated, Amended and Restated as of May 1, 2004, in each case as the same may have been and hereafter may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein.

(r) "SPAR Securities" shall mean any securities issued by the Corporation, whether acquired directly from the Corporation, in the marketplace or otherwise.

(s) "Tax Adviser" with respect to a referenced determination or calculation shall mean (i) if the required determination or calculation is not a prohibited non-audit service or inconsistent with its independence, the independent public accountants that act as the principal auditors of the Corporation's financial statements, unless such accountants are unable or unwilling to so act, and (ii) in all other cases, a tax or benefits adviser selected by such accountants on behalf of the Employee and Corporation, who shall be selected taking into account both experience and reasonableness of cost.

(t) "Termination For Cause" shall mean any termination of the Employee for any of the following reasons: (i) the Employee's willful, negligent or repeated breach in any material respect of, or the Employee's willful, negligent or repeated nonperformance, misperformance or dereliction in any material respect of any of his or her duties and responsibilities under, (A) any employment agreement or confidentiality agreement with the Corporation or any Spar Affiliate, (B) the directives of the Board or any Authorized Representative, (C) the SPAR Group Ethics Code, or (D) the Corporation's policies and procedures governing his or her employment, in each case other than in connection with any absence or diminished capacity due to illness, disability or incapacity excused by (1) the policies and procedures of the Corporation, (2) the terms of his or her employment or (3) the action of the Board or any Authorized Representative; (ii) the gross or repeated disparagement by the Employee of the business or affairs of the Corporation, any SPAR Affiliate or any of their Representatives that in the reasonable judgment of the Corporation or applicable SPAR Affiliate has adversely affected or would be reasonably likely to adversely affect the operations or reputation of any such person; (iii) any resume, application, report or other information furnished to the Corporation or any SPAR Affiliate by or on behalf of the Employee shall be in any material respect untrue, incomplete or otherwise misleading when made or

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deemed made; (iv) the Employee is indicted for, charged with, admits or confesses to, pleads guilty or no contest to, adversely settles respecting or is convicted of (A) any willful dishonesty or fraud (whether or not related to the Corporation or any SPAR Affiliate), (B) any material breach of any applicable securities or other law, (C) any assault or other violent crime, (D) any theft, embezzlement or willful destruction by the Employee of any asset or property of the Corporation, any SPAR Affiliate or any of their respective Representatives, customers or vendors, (E) any other misdemeanor involving moral turpitude, or (F) any other felony; (vi) alcohol or drug abuse by the Employee; or (v) any other event or circumstance that constitutes cause for termination of an employee under applicable law and is not described in another clause of this subsection.

Section 3. Severance Termination. If pending the applicable Change in Control or within the Protected Period following the applicable Change in Control the Employee's employment with the Corporation or any SPAR Affiliate is terminated (i) by such employer for any reason other than the Employee's death or permanent disability or a Termination For Cause, or (ii) by the Employee for Good Reason within twenty-four months after the occurrence of the condition that is the basis for the Good Reason, and, in the case of any payment or benefit provided hereunder or portion thereof that is deferred compensation subject toIRC §409A, if either such termination also constitutes a Separation from Service (each of which will be referred to as a "Severance Termination"), the provisions of this Section shall apply and the benefits provided by this Section shall be in lieu of any and all other severance or similar termination benefits that might otherwise apply (which other benefits are hereby waived by the Employee in the event such Severance Termination benefits apply).

(a) Release. As a condition precedent to the payment of any benefits under this Agreementin the event of a Severance Termination, the Corporation may in its discretion elect to require execution and delivery by the Employee of a release substantially in the same form as Exhibit A hereto (a "Release"), by sending to the Employee a Release signed by the Corporation (and any applicable SPAR Affiliate) within the twenty-one (21) day period following the date of such Severance Termination (whether or not delivery is accepted by the Employee). If the Corporation has not sent the proposed Release to the Employee by the end of that twenty-one day period, then notwithstanding anything else in this Agreement to the contrary, the Release shall not be required under this Agreement, and the Corporation shall make the payments (if any) required under this Section. If the Release is required under this Agreement (i.e., it has been timely sent to the Employee) and the Employee has not signed the Release and sent it back to the Corporation by the last day of the thirty (30) day period following receipt of the Release (or if such last day not a business day, the next succeeding business day), then notwithstanding anything else in this Agreement to the contrary, the Corporation (and any applicable SPAR Affiliate) shall not be required to make, and the Employee shall not be entitled to receive, any severance payments or other benefits under this Agreement.

(b) Lump Sum Payment. If a Severance Termination has occurred, then, subject to subsection (a) of this Section, the Corporation shall promptly (but not later than the Severance Payment Date) pay (or cause the applicable SPAR Affiliate to promptly pay) to the Employee severance pay in a lump sum in an amount equal to the sum of:

(i)
the Employee's annual salary rate in effect immediately prior to his cessation of such employment or, if greater, at the highest annual salary rate in effect at any time during the one-year period preceding the date of such termination (the "Employee's Annual Salary"), times a multiple (calculated to two decimal places) equal to the remainder of (A) Protected Period (i.e., the number of months in the Protected Period, minus (B) the number of months (to two decimal places, but not less than zero) by which the Severance Termination date followed the effective date of the Change in Control; and

(ii)
the higher of (A) fifteen percent (15%) of such Employee's Annual Salary or (B) the highest annual aggregate bonus amount awarded to the Employee in any of the preceding three employment years, but in any event not more than twenty-five percent (25%) of the Employee's Annual Salary.

(c) Vacation Days. If a Severance Termination has occurred, then, subject to subsection (a) of this Section, the Corporation shall promptly (but not later than the Severance Payment Date) pay (or cause the applicable SPAR Affiliate to promptly pay) to the Employee an amount equal to his or her accrued and unused vacation days (if any), computed at the Employee's Annual Salary, which the Corporation shall pay promptly and in accordance with the applicable policy of the Corporation (or if changed pending or following the applicable Change in Control, in accordance with the immediately preceding applicable policy of the Corporation). The Employee acknowledges that personal days and sick days are not vacation days for this or any other purpose.

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(d) Insurance. In addition, during the two-year period following the effective date of any Severance Termination, the Employee and his dependents shall continue to receive the insurance benefits received during the preceding year as well as any additional insurance benefits as may be provided to executive officers or their dependents during such period in accordance with the Corporation's policies and practices. The Employee's required co-payments shall not exceed those payable by the other executive officers of the SPAR Group so long as the Employee has timely complied with subsection (a) of this Section. Any applicable COBRA time periods and rights shall run concurrently with the provision of such insurance.

(e) Stock Compensation Awards. If a Severance Termination has occurred, then, subject to subsection (a) of this Section, each stock compensation award granted to the Employee that has not, by its express terms, vested shall be deemed to have vested on the date of any Severance Termination, and shall thereafter be exercisable for the maximum period of time allowed for exercise thereof under the terms of such option, which period shall be determined as if the Severance Termination were a permitted retirement (irrespective of age or subsequent employment) of the Employee for the purpose of interpreting the provisions of any of the Corporation's stock compensation plans or awards to the Employee; provided, however, that if payment or settlement of any such stock compensation award at such time would result in a prohibited acceleration or deferral under IRC §409A, then such award shall be paid or settled at the time the award would otherwise have been paid or settled under the applicable plan or arrangement relating to such award absent such prohibited acceleration or deferral.

(f) 401k. If a Severance Termination has occurred, then, subject to subsection (a) of this Section, on October 15 of the year following the Severance Termination the Corporation shall pay to the Employee an amount equal to the 401k matching contribution for the year of his Severance Termination in accordance with the Corporation's 401(k) Plan as if the Employee had been employed for more than 1000 hours during the plan year and employed on the last day of the plan year.

(g) Illness not affecting Good Reason. The Employee's right to terminate his employment for Good Reason pending or following a Change in Control shall not be affected by his illness or incapacity, whether physical or mental, unless the Corporation shall at the time be entitled to terminate his or her employment by reason thereof.

(h) Parachute Payments. Notwithstanding any other provision of this Section 3, if it is determined that part or all of the compensation or benefits to be paid to the Employee under this Agreement in connection with the Employee's Severance Termination, or under any other plan, arrangement or agreement, constitutes a "parachute payment" under IRC §280G(b)(2), then the amount constituting a parachute payment that would otherwise be payable to or for the benefit of the Employee shall be reduced (if required under such applicable law), but only to the extent necessary, so that such amount would not constitute a parachute payment. In the event a reduction is required, cash payments shall be reduced first, and then compensation and benefits not payable in cash shall be reduced, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date of the reduction and in each case after giving effect to any payments and benefits that may have been received prior to termination. Any determination that a payment constitutes a parachute payment shall be made as promptly as practicable following the Employee's termination of employment (but not later than the date payment is required under subsection (b) of this Section) by the Tax Adviser (at the expense of the Corporation), whose determination shall be final and binding in all cases. Unless the Employee is given notice that a payment (or payments) will constitute a parachute payment prior to the earlier of (1) receipt of such payments or (2) the [tenth] business day following his or her Severance Termination, no payment (or payments) shall be deemed to constitute a parachute payment. If the determination made pursuant to this subsection would result in a reduction, the Tax Adviser also shall determine which and how much of any particular entitlement shall be so reduced (to the extent required under such applicable law), in each case after giving effect to any payments and benefits that may have been received prior to such termination, and shall advise the Employee and Corporation in writing within ___ days of the determination of the reduction in payments.

(i) Corporation's Obligations. The Corporation shall (or shall cause the applicable SPAR Affiliate to) pay to, or distribute to or for the benefit of, the Employee such amounts as are then due to the Employee under this Agreement and shall timely pay to, or distribute to or for the benefit of, the Employee in the future such amounts as become due to the Employee under this Agreement.

(j) Extension of Benefits. Except as otherwise specified in this Section, any extension of benefits following a Severance Termination shall be deemed to be in addition to, and not in lieu of, any period for

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benefits continuation provided for by applicable law at the Corporation's, the Employee's or his dependents' expense, as applicable.

(k) Temporary Suspension of Section's Benefits. Notwithstanding any other provision of this Section 3, to the extent permitted under IRC §409A, in the event that the Employee's Termination For Cause pending or following a Change in Control is solely based on the Employee having been indicted for or charged with any one or more of the deeds described in clause (iv) of the definition of Termination For Cause and there is a bona fide dispute as to whether any such deed(s) occurred, the payments and benefits of this Section 3 (other than those under subsections (c), (d) and (j) hereof respecting vacation pay, insurance and the like) shall be temporarily withheld until the bona fide dispute is considered settled, which settlement shall be deemed to occur at such time as either:

(i)
the first to occur of (A) the final determination by an appropriate authority (including an arbitrator) that the Employee is not guilty or is acquitted of such deed(s), (B) the Corporation's written acknowledgement that the Employee is not guilty or acquitted of such deed(s) or the substantive equivalent or any settlement with the Employee to any such effect, or (C) the passage of twelve months following such termination without the good faith prosecution (criminal or civil) of the Employee for or arbitration of such deed(s) (the first of which occurs being the "Resolution Date"), in any which case the termination shall be deemed a Severance Termination and, subject to subsection (a) of this Section, the Employee shall be entitled at such time, with (where applicable) payment or commencement, as applicable, to be made within ten business days after the Resolution Date but in no event later then the end of the calendar year containing the Resolution Date, to all the benefits of this Section 3 as of the Severance Date , plus (y) interest at the prime rate per annum on the unpaid amounts outstanding from time to time from the Severance Date through the Resolution Date (the "Resolution Period"), plus (z) an extension of the Employee's benefit periods under subsections (d) and (i) of this Section 3 and stock compensation award exercise period(s) under subsection (e) of this Section 3 equal to the length of the Resolution Period; provided, however, that the extension of the extension of the Employee's stock compensation award exercise period(s) under subsection (e) of this Section 3 shall not extend the exercise period beyond the original term of each stock option (determined without regard to early termination due to cessation of employment); or

(ii)
the Employee admits or confesses to, pleads guilty or no contest to, adversely settles respecting or is convicted of such deed(s), in any which case the Employee shall not be entitled to any of the benefits of this Section 3, any salary or bonus pending such resolution, any of the benefits of subsection (c) hereof or any further payments or benefits hereunder other than benefits continuation provided for by applicable law.

(l) Employee's Estate. In the event the Employee shall die after a Severance Termination (including, without limitation, during the Resolution Period), this Agreement and the benefits of this Section 3 shall inure to the benefits of the estate, heirs and legal representatives of the deceased Employee in accordance with his or her will or applicable law, as the case may be.

(m) IRC §409A Override; Voluntary Early Payment. Notwithstanding anything to the contrary in this Agreement, (A) the Corporation and the SPAR Affiliates do not warrant or guaranty compliance with IRC §409A, (B) the Corporation and the SPAR Affiliates shall not be liable for any taxes should the Employee be assessed or otherwise become liable for any additional income tax, excise tax, penalty or interest as a result of any payment or provision of any benefit in violation of IRC §409A, (C) it is intended that any payment or benefit provided pursuant to or in connection with this Agreement that is considered to be deferred compensation subject to IRC §409A (and not exempt) shall be provided and paid in a manner, and at such time and in such form, as complies with the requirements of IRC §409A to avoid any unfavorable tax consequences, and (D) without limiting the generality of the foregoing, the following specific rules shall apply in connection therewith:

(i)
any bonus payments due hereunder that would be penalized under IRC §409A if paid later pursuant to the terms hereof shall instead be paid to the Employee by no later than 2 1/2 months after the end of the calendar year in which the Employee's rights to such bonus payments first vested for purposes of IRC §409A;

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(ii)
if any bonus payments are accelerated hereunder to an earlier payment time that would result in a prohibited acceleration under IRC §409A, then such amount shall instead be paid at the time the amount would otherwise have been paid absent such prohibited acceleration;

(iii)
subject to any applicable prohibition on acceleration of payment under IRC §409A, the Corporation may, at any time and in its sole discretion, make a lump-sum payment of or all amounts, or any or all remaining amounts, due to the Employee under this Agreement;

(iv)	all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits for purposes of and to the fullest extent allowed by IRC §409A;

(v)
the payments or provision of benefits that are considered to be deferred compensation subject to IRC §409A (e.g., not exempt) in connection with the Employee's Separation from Service shall be delayed, to the extent applicable, until six months after the separation from service, or, if earlier, the Employee's death, if the Employee is a "specified employee" under IRC §409A (the "409A Deferral Period"); payments that are otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends; payments that are due to be made in installments or periodically after the 409A Deferral Period shall be made as scheduled; any benefits that are required to be deferred under IRC §409A during the 409A Deferral Period may be provided during such period at the Employee's expense, with the Employee having a right to reimbursement from the Corporation once the 409A Deferral Period ends; and payments and benefits that are due to be made or provided in installments or periodically after the 409A Deferral Period shall be made or provided as scheduled;

(vi)
if this Agreement provides for reimbursements that constitute deferred compensation for purposes of IRC §409A, in no event shall the reimbursements be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred; and

(vii)
if, after application of the foregoing rules and the other provisions of this Agreement (as and to the extent applicable) the Employee would still be reasonably likely to be assessed or otherwise become liable for any additional income tax, excise tax, penalty or interest as a result of any payment or provision of any benefit in violation of IRC §409A under any provision of this Agreement, then effective as of the effective date of this Agreement, (A) if such provision could be amended to eliminate such violation, such provision shall be deemed to have been amended as to the extent necessary to eliminate such violation, and (B) if such provision could not be amended to eliminate such violation, such provision shall be deemed to have been deleted.

Section 4. Waivers of Notice, Etc. Each Party hereby absolutely, unconditionally, irrevocably and expressly waives forever each and all of the following: (a) delivery or acceptance and notice of any delivery or acceptance of this Agreement; (b) notice of any action taken or omitted in reliance hereon; (c) notice of any nonpayment or other event that constitutes, or with the giving of notice or the passage of time (or both) would constitute, any nonpayment, nonperformance, misrepresentation or other breach or default under this Agreement; (d) notice of any material and adverse effect, whether individually or in the aggregate, upon the assets, business, cash flow, expenses, income, liabilities, operations, properties, prospects, reputation or condition (financial or otherwise) of a Party, its Representative or any other person,; and (e) any other proof, notice or demand of any kind whatsoever with respect to any or all of a Party's obligations or promptness in making any claim or demand under this Agreement.

Section 5. Consent to Exclusive New York Jurisdiction and Venue, Waiver of Personal Service, Etc.Each Party hereby consents and agrees that the Supreme Court of the State of New York for the County of Westchester, White Plains, New York, and the United States District Court for the Southern District of New York, White Plains, New York, each shall have exclusive personal jurisdiction and proper venue with respect to any claim or dispute under this Agreement between the Employee and the Corporation or SPAR Affiliate or any other aspect of their employment relationship; In any such claim or dispute between the Employee and the Corporation or any SPAR Affiliate, no Party will raise, and each Party hereby absolutely, unconditionally, irrevocably, expressly and forever waives, any objection or defense to any such jurisdiction as an inconvenient forum. Each Party hereby absolutely, unconditionally, irrevocably, expressly and forever waives personal service of any summons, complaint or other process on such Party or any authorized agent for service of such Party in any claim or dispute under this Agreement (irrespective of whether more parties may be involved). Each Party each hereby acknowledges and agrees with the other Party that service of process may be made in any

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such claim or dispute under this Agreement upon such Party by (i) delivery pursuant to Section 7 hereof or (ii) any manner of service available under the applicable law at address referenced in Section 7 hereof.

Section 6. Arbitration. (a) Arbitration Generally. Except as otherwise provided in this Section, any unresolved dispute or controversy with respect to this Agreement shall be settled exclusively by arbitration conducted by the American Arbitration Association (including any successor body of similar function, "AAA") in accordance with the AAA's Commercial Arbitration Rules then in effect ("AAA Rules") and held in Westchester County, New York. In any arbitration, no Party will raise, and each Party hereby expressly and irrevocably waives, any objection or defense to such location as an inconvenient forum. To commence an arbitration, the aggrieved Party shall submit an arbitration notice (including a copy of this Agreement and a reasonable description of its claims) to the AAA at its headquarters in New York, New York, and request a list of qualified arbitrators. The Parties agree that each arbitrator must have significant experience and knowledge in the applicable field of endeavor and (to the extent applicable) in the accounting field and GAAP.

(b) Arbitrator Selection. Unless the Parties agree in writing to a single arbitrator prior to selection and a mechanism for his or her selection, three arbitrators shall be chosen by the Parties from the list submitted by the AAA within ten business days of receiving such list (or any subsequent list if applicable). Either Party may object to any proposed arbitrator that does not reasonably appear to have the required experience and knowledge or does not reasonably appear to be a disinterested, unrelated third party. If the Parties cannot agree on the three arbitrators, each Party shall select a single disinterested arbitrator from the AAA's list with such qualifications and the two arbitrators so selected by the Parties shall select the third arbitrator with such qualifications in accordance with the AAA Rules. The arbitration shall begin within 30 business days of such appointment unless another date and/or place is otherwise agreed upon in writing by the Parties.

(c) Arbitrator's Limited Authority. The arbitrator(s) shall not have the authority to add to, detract from, or modify any provision of this Agreement. The Parties hereby instruct and direct the arbitrator to determine each claim or severable part thereof in accordance with the terms and provisions of this Agreement, and the arbitrator(s) shall not "split the difference" or employ other equitable principles of allocation. Discovery will be strictly limited to documents of the parties specifically applicable to the claims, excluding, however, those items protected by attorney/client, accountant or other professional or work product privilege (which the parties hereby agree have not been waived by the Parties hereto or other applicable Persons). No depositions, interrogatories or other prescreening of a Party or its Representatives or expert witnesses will be permitted. No punitive, consequential or similar damages shall be awarded by the arbitrator(s).

(d) Arbitrator's Decision. The arbitrator(s) shall render a decision and award within sixty (60) days after the commencement of the arbitration. Such decision and award shall be in writing, shall be delivered to each Party and shall be conclusive and binding on the Parties. Judgment on such decision and award may be entered in any court of competent jurisdiction.

(e) Arbitrator's Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall pay (i) the fees and disbursements of its own attorneys and the expenses of its proof, and (ii) half of the fees and expenses of the AAA and the arbitrator(s), in each case irrespective of outcome.

Section 7. Notice. Any notice, request, demand, service of process or other communication permitted or required to be given to a Party under this Agreement shall be in writing and shall be sent to the applicable Party at the address set forth on the signature page below (or at such other address as shall be designated by notice to the other Party and Persons receiving copies), effective upon actual receipt (or refusal to accept delivery) by the addressee on any business day during normal business hours or the first business day following receipt after the close of normal business hours or on any non-business day, by (a) FedEx (or other equivalent national or international overnight courier) or United States Express Mail, (b) certified, registered, priority or express United States mail, return receipt requested, (c) telecopy, or (d) messenger, by hand or any other means of actual delivery. The Employee also may use and rely on the accuracy of the address of the Corporation designated as its executive office in its most recent filing under the Securities Exchange Act. The Parties acknowledge and agree that such actual receipt will be presumed with, among other things, evidence of the signature by a Representative of, or adult in the same household as, the receiving Party on a return receipt, courier manifest or other courier's acknowledgment of delivery or receipt.

Section 8. Interpretation, Headings, Severability, Reformation, Etc. The Parties agree that the provisions of this Agreement have been negotiated, shall be construed fairly as to all Parties, and shall

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not be construed in favor of or against any Party. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The term "including" shall mean "including (without limitation)", whether or not so stated. The terms "including", "including, but not limited to", "including (without limitation)" and similar phrases (a) mean that the items specifically listed after such term are examples of the provision preceding such term and are not intended to be all inclusive, (b) shall not in any way limit (or be deemed or construed to limit) the generality of the provision preceding such term, and (c) shall not in any way preclude (or be deemed or construed to preclude) any other applicable item encompassed by the general provision preceding such term. In the event that any provision of this Agreement shall be determined to be superseded, invalid, illegal or otherwise unenforceable (in whole or in part) pursuant to applicable law by a court or other governmental authority having proper jurisdiction and venue, the parties agree that: (i) any such court or governmental authority making such determination shall have the power, and is hereby requested by the parties, to reduce the scope or duration of such provision to the maximum permissible under applicable law or to delete such provision to the extent it deems necessary to render such provision enforceable; (ii) such reduction or deletion shall not impair or otherwise affect the validity, legality or enforceability of the remaining provisions of this Agreement, which shall be enforced as if the unenforceable provision were deleted or so limited, in each case unless the deletion or limitation of the unenforceable term or provision would impair the practical realization of the applicable party's principal rights and benefits hereunder; and (iii) such determination and such reduction and/or deletion shall not be binding on any court or other governmental authority not otherwise bound to follow such conclusions pursuant to applicable law.

Section 9. Successors and Assigns; Assignment; Intended Beneficiaries. Whenever in this Agreement reference is made to any person, such reference shall be deemed to include the successors, assigns, heirs and legal Representatives of such person, and, without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of the Employee in this Agreement shall inure to the benefit of the successors and assigns of the Corporation and the SPAR Affiliates; provided, however, that nothing herein shall be deemed to authorize or permit the Employee to assign any rights or obligations under this Agreement to any other person, and the Employee agrees to not make any such assignment. Without limiting the generality of the foregoing, the Employee acknowledges and agrees that the Corporation may pledge this Agreement and all rights and interest arising hereunder to one or more lender(s), such lender(s) shall be entitled upon default under its loan documents to enforce any and all of the rights, powers, privileges, remedies and interests of the Corporation as so assigned in accordance with the this Agreement, the applicable loan documents and applicable law, and such lender(s) shall not be responsible or liable for any of the acts, omissions, duties, liabilities or obligations of the Corporation hereunder or otherwise. The representations, agreements and other terms and provisions of this Agreement are for the exclusive benefit of the Parties hereto and the SPAR Affiliates, and, except as otherwise expressly provided herein, no other person shall have any right or claim against any Party by reason of any of those provisions or be entitled to enforce any of those provisions against any Party. The provisions of this Agreement are expressly intended to benefit each of the members of the SPAR Group, who may enforce any such provisions directly, irrespective of whether the Corporation participates in such enforcement. However, no SPAR Affiliate shall have, or shall be deemed or construed to have, any obligation or liability to the Employee under this Agreement or otherwise.

Section 10. Survival of Agreements, Etc. Each of the representations and warranties (as of the date(s) made or deemed made), covenants, waivers, releases and other agreements and obligations of each Party contained in this Agreement: (a) shall be absolute, irrevocable and unconditional, irrespective of (among other things) (i) the validity, legality, binding effect or enforceability of any of the other terms and provisions of this Agreement or any other agreement (if any) between the Parties, or (ii) any other act, circumstance or other event described in this Section; (b) shall survive and remain and continue in full force and effect in accordance with their respective terms and provisions following and without regard to (i) the execution and delivery of this Agreement and each other agreement (if any) between the Parties and the performance of any obligation of such Party hereunder or thereunder, (ii) any waiver, modification, amendment or restatement of any other term or provision of this Agreement or any other agreement (if any) between the Parties (except as and to the extent expressly modified by the terms and provisions of any such waiver, modification, amendment or restatement), (iii) any full, partial or non-exercise of any of the rights, powers, privileges, remedies and interests of a Party or any SPAR Affiliate under this Agreement, any other agreement (if any) between the Parties or applicable law against such other Party or any other person or with respect to any obligation of such Party, which exercise or enforcement may be delayed, discontinued or otherwise not pursued or exhausted for any or no reason whatsoever, or which may be waived, omitted or otherwise not exercised or enforced (whether intentionally or otherwise), (iv) any extension, stay, moratorium or statute of limitations or similar time constraint under any applicable law, (v) any pledge, assignment, sale, conveyance or other transfer by the Corporation (in whole or in part) to any other person of this Agreement or any other agreement (if any) between the Parties or any one or

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more of the rights, powers, privileges, remedies or interests of the Corporation therein, (vi) any act or omission on the part of the Corporation, any SPAR Affiliate, any of their respective Representatives or any other person, (vii) any termination or other departure of the Employee from his or her employment, whether for cause or otherwise, or any dispute involving any aspect of such employment; or (viii) any other act, event, or circumstance that otherwise might constitute a legal or equitable counterclaim, defense or discharge of a contracting party, co-obligor, guarantor, pledgor or surety; in each case without notice to or further assent from the Employee or any other person (except for such notices or consents as may be expressly required to be given to such Party under this Agreement or any other agreement (if any) between the Parties); (c) shall not be subject to any defense, counterclaim, setoff, right of recoupment, abatement, reduction or other claim or determination that the Employee may have against the Corporation, any SPAR Affiliate, any of their respective Representatives or any other person; (d) shall not be diminished or qualified by the death, disability, dissolution, reorganization, insolvency, bankruptcy, custodianship or receivership of Party or any other person, or the inability of any of them to pay its debts or perform or otherwise satisfy its obligations as they become due for any reason whatsoever; and (e) with respect to any provision expressly limited to a period of time, shall remain and continue in full force and effect (i) through the specific time period(s) and (ii) thereafter with respect to events or circumstances occurring prior to the end of such time period(s).

Section 11. No Waiver by Action, Cumulative Rights, Etc. Any waiver or consent from a Party respecting any provision of this Agreement shall be effective only in the specific instance for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of a Party at any time to require performance of, or to exercise or enforce its rights or remedies with respect to, any provision of this Agreement shall not affect the Party's right at a later time to exercise or enforce any such provision. Any acceptance by or on behalf of a Party of any partial or late payment, reimbursement or performance of any obligation of the other Party shall not constitute a satisfaction or waiver of the obligation of such other Party then due or the resulting default, and any acceptance by or on behalf of a Party of any payment, reimbursement or performance of any obligation of such other Party during the continuance of any default under this Agreement or any other agreement (if any) between the Parties shall not constitute a waiver or cure thereof, and a Party or its designee may accept or reject any such payment, reimbursement or performance without affecting any of its rights, powers, privileges, remedies and other interests under this Agreement, other agreements (if any) between the Parties and applicable law. No notice to or demand on a Party shall entitle such Party to any other or notice or demand in similar or other circumstances. All rights, remedies and other interests of the Parties and the SPAR Affiliates hereunder are cumulative and not alternatives, and they are in addition to (and shall not limit) any other right, remedy or other interest of the Employee under this Agreement or the Corporation or any SPAR Affiliate under this Agreement, the rules, policies or procedures of the Corporation or applicable law.

Section 12. Counterparts; New York Governing Law; Amendments, This Agreement shall be effective as of the date written below when executed by the Parties. This Agreement may have been executed in two or more counterpart copies of the entire document or signatures pages hereto, any of which may have been delivered by telecopy, pdf or other electronic means, and all of which, when taken together, shall constitute a single agreement binding upon all of the Parties hereto. This Agreement and all other aspects of the Employee's employment shall be governed by and construed in accordance with the applicable laws pertaining in the State of New York, other than those conflict of law rules that would defer to the substantive laws of another jurisdiction. Each and every modification and amendment of this Agreement shall be in writing and signed by all of the Parties hereto, and each and every waiver of, or consent to any departure from, any representation, warranty, covenant or other provision of this Agreement shall be in writing and signed by each affected Party hereto.

Section 13. Waiver of Jury Trial; All Waivers Knowing, Intentional, Etc. In any action, suit or proceeding in any jurisdiction brought against the Employee by the Corporation or any SPAR Affiliate, or vice versa, each Party hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury. This waiver of jury trial by the Parties, and each other waiver, release, relinquishment or similar surrender of rights (however expressed) made by a Party in this Agreement, has been absolutely, unconditionally, irrevocably, knowingly and intentionally made by such Party.

Section 14. Entire Agreement. No Party or Representative of such Party has made, accepted or acknowledged any representation, warranty, promise, assurance, agreement, obligation or understanding (oral or otherwise) to, with or for the benefit of the other Party with respect to the matters contained in this Agreement other than as expressly set forth herein. This Agreement contains the entire agreement of the Parties, and supersedes and completely replaces all prior and other communications, discussions

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and other representations, warranties, promises, assurances, agreements (including, without limitation, any previously existing Change in Control Severance Agreement (including the Existing CICSA) or other severance agreement or arrangement of the Employee with the Corporation or any of its subsidiaries) and understandings (oral or otherwise) between the Parties, with respect to the matters contained in this Agreement.

In Witness Whereof, the Parties hereto have executed and delivered this Agreement as of the last date written below, effective as of the date of the Existing CICSA:

CORPORATION:	EMPLOYEE:
SPAR Group, Inc.

/s/ Patricia Franco
By:	[ ▲ Employee's Signature ▲ ]
[ ▲ Officer's Signature ▲]

Corporation's Current Address:	[Employee's Name ▲ Please Type or Print]
→ SPAR Group, Inc.	Employee's Current Address:
→ 560 White Plains Road, Suite 210	→
→ Tarrytown, New York 10591	→
→

Date of Existing Change in Control Severance Agreement (CICSA) March 30, 2007

This Agreement Signed:	This Agreement Signed: December 31, 2008

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